CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of May 7, 2021 (the “Effective Date”), is made by and between Context Therapeutics Inc., Delaware corporation (“Company”), and OncoStrategy, LLC, with its registered address at 4203 Greenspire Lane, New Hope, PA 18938 (hereinafter “you” or “Consultant’’).

PREAMBLE

WHEREAS, Company desires to engage Consultant as an independent contractor to perform certain advisory services for the Company related to the development of Onapristone and other assets of the Company; and

WHEREAS, Consultant wishes to accept such engagement being offered by Company on the terms and conditions contained in this Agreement, including fees to be paid to Consultant by the Company for the specified consulting services to be rendered by Consultant.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Engagement of Consultant by the Company. The Company hereby engages Consultant to provide the Consulting Services (as defined below), and Consultant hereby accepts such engagement, all on the terms and conditions set forth in this Agreement.

2.    Consulting Services to be Performed. During the Term (as defined below), Consultant shall provide to the Company services, advice, knowledge and know-how with respect to the Company’s business as described on Exhibit A hereto and as mutually agreed in writing from time to time (the “Consulting Services”); provided Consultant shall not charge for travel time related to Consulting Services unless agreed to in advance and in writing between the Company and Consultant. Consultant shall use Consultant’s best efforts during the Term to provide the Consulting Services as and where requested by the Company, in a competent, diligent, professional and faithful manner. Consultant shall be available to perform the Consulting Services for no less than the time periods set forth on Exhibit A. Company’s point-of-contact (“POC”) during the Term shall be Martin Lehr, or others as specifically designated by Company.

3.    Term and Termination.

(a)    Term. The term during which Consultant shall provide the Consulting Services hereunder (the “Term”) shall commence on the date hereof and continue in full force and effect until two (2) years from the Effective Date unless earlier terminated in accordance with Section 3(b); provided, however, that the Term may be extended by written agreement of the parties.

(b)    The Company may terminate this Agreement, and the Term, (i) upon five (5) days’ prior written notice to Consultant, or (ii) immediately if Consultant breaches any provision hereunder. If this Agreement is terminated for any reason, Consultant shall only be entitled to receive the compensation described below up until the date of termination.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

(c)    The termination or expiration of this Agreement shall in no way affect the provisions of confidentiality and proprietary rights set forth herein. Sections 5 through 7 and Sections 9 through 16 shall survive any termination or expiration of this Agreement.

4.    Compensation.

(a)    Consulting Fee. Company shall pay to Consultant a consulting fee (the “Consulting Fee”) pursuant to the amounts set forth in Exhibit A. Consultant shall present monthly invoices to the Company setting forth in reasonable detail the work performed during the prior one-month period and the time spent by Consultant thereon. The Company shall pay such undisputed amounts of such invoices within thirty (30) days of receipt, provided that both parties agree the invoices accurately represent the work actually performed by Consultant. Any disputed amounts will be paid upon resolution of the dispute between the parties. All Consulting Fees shall be paid gross of any applicable taxes required by applicable laws to be paid by Consultant in connections with fees for services of the type contemplated hereunder.

(b)    Expenses. The Company shall reimburse Consultant for reasonable and necessary business expenses for transportation, lodging and meals while traveling for Company work; provided, that Consultant receives prior written authorization from a Company POC for such expenses. For purposes of this Section 4(b), email is considered acceptable written authorization. Consultant agrees to adhere to the guidelines set forth in the Company’s travel policy, to the extent one exists, or such other guidelines indicated by the Company in order to ensure travel-related expenses are reasonable and reimbursable. Cell phone and connectivity-related costs will not be reimbursed. Consultant shall coordinate with the Company to make appropriate travel arrangements for attendance at meetings at which the Company requests Consultant to be present, and the Company shall have the right to approve in advance any and all expenses of Consultant in connection with attendance at such meetings. Consultant agrees to provide properly documented expenses for reimbursement to the Company for approval and reimbursement within thirty (30) days of completion of each meeting; any such documentation provided thereafter may be reimbursed at Company’s sole discretion.

5.    Relationship of Parties.

(a)    Consultant’s engagement hereunder shall be as an independent contractor, and Consultant is not an employee, agent, representative, stockholder or partner of the Company. All the terms and condition of this Agreement shall be interpreted in light of that relationship. Without limitation, Consultant shall not be entitled to any benefits, or to participate in any benefit plans, available to employees of the Company. The Company shall be under no obligation to provide work for Consultant. The parties intend that Consultant shall be solely responsible for any of its members, employees, consultants, and any self-employed individual providing services through Consultant, and Consultant acknowledges that it shall be solely responsible for the payment of any national or local income taxes or national or local self-employment taxes arising with respect to the amounts payable hereunder and that Consultant has no supranational, national, state or local law workers’ compensation rights with respect to the

Consulting Services provided under this Agreement. Consultant shall be responsible for any workers’ compensation insurance, if applicable. In addition, Consultant shall not be entitled to any life insurance, short or long-term disability coverage, or any other privileges, including, without limitation, holiday pay, vacation pay, employee cash incentive plans, stock options, 401(k) plan, or F.I.C.A/Medicare contributions, federal or state unemployment insurance, or any other benefits made available to employees of the Company. Without limiting the foregoing, Consultant shall not be eligible to participate in any benefit plans of the Company made available to its employees and Consultant shall be solely responsible for anyone performing services hereunder on Consultant’s behalf.

(b)    Company acknowledges that Consultant is free to perform similar services for others and will not restrict or otherwise interfere with Consultant’s ability to perform such services, provided Consultant does not otherwise violated the terms of this Agreement. Company recognizes that Consultant may be subject to other obligations.

6.    Covenants

(a)    Conflicting Obligations. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

(b)    Confidentiality. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of your assigned duties hereunder and for the benefit of the Company, either while you are providing Consulting Services to the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, whether the foregoing will have been obtained by you during your engagement hereunder or otherwise; provided the obligations of confidentiality and non-use with respect to Company trade secrets shall continue for so long as such information is considered a Company trade secret. The foregoing confidentiality obligations will not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public or in the Company’s industry subsequent to disclosure to you through no wrongful act by you or any of your representatives; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company in seeking a protective order or other appropriate protection of such information). You acknowledge that you are aware (and any representative who receive Confidential Information has or will be advised) that federal and state securities laws prohibit any person who has material non-public information about a company or its securities from purchasing or selling securities of such company, or from communicating such information to other persons under circumstances in which it is foreseeable that such person may purchase or sell such securities. You covenant to refrain from using or communicating material non-public information provided by or on behalf of the Company in violation of such securities laws.

(c)    Non-Solicitation of Customers. You agree that during the term of this Agreement and for the twelve month period following the expiration or termination of this Agreement (the “Restricted Period”), you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Company to purchase goods or services then sold by the Company from any other person or entity.

(d)    Non-Solicitation of Suppliers. You agree that during the Restricted Period, you will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Company to any other person or entity in competition with the Company.

(e)    Non-Solicitation of Employees. You recognize that you may possess or have access to confidential information regarding employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of Company. You recognize that the information you possess and may possess about these employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your services hereunder with the Company. You agree that during the Restricted Period, you will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Company to leave such employment for the purpose of being employed by, or rendering services to, you or any person or entity unaffiliated with the Company, or (y) convey any such confidential information or trade secrets about other employees of the Company to any person or entity other than in the course of your assigned duties hereunder and for the benefit of the Company.

(f)    Non-Disparagement. You agree that you will not, nor will you induce others to, Disparage the Company or any of their past or present officers, directors, employees or products. “Disparage” means making comments or statements to the press, Company’s past or present employees, officers or directors, any individual or entity with whom Company has a business relationship, or any other third party that would adversely affect in any manner: (i) the conduct of the business of Company (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of Company, or any of its products, or its past or present officers, directors or employees.

(g)    Inventions.

(i)    You acknowledge and agree that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, business or scientific processes, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to the Consulting Services or your work with the Company, made, developed or conceived by you, solely or jointly with others, or with the use of any of the Company’s equipment, supplies, facilities or trade secrets, (y) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to your work as a consultant of the Company, or (z) that arise from your use or reliance upon any Company confidential information (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee), and you will surrender them upon the termination or expiration of the Term, or upon the Company’s request. You will and hereby assign to the Company (or its designee) the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Term of this Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company (or its designee) and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to you from the Company, but at the Company’s expense.

(ii)    In addition, the Company Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Company (or its designee) and you agree that the Company (or its designee) will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to you. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, you hereby irrevocably convey, transfer, assign and deliver to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of your rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Company Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being a consultant of or other service provider to the Company.

(iii)    To the extent that you are unable to assign any of your right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, you hereby grant to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company

Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.

(iv)    To the extent that any of the Company Inventions are derived by, or require use by the Company (or its designee) of, any works, Inventions, or other intellectual property rights that you own, which are not assigned hereby, you hereby grant to the Company an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense (through various tiers), use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Company (or its designee) to fully realize their ownership rights in the Company Inventions.

(h)    Cooperation. Upon the receipt of notice from the Company (including outside counsel), you agree that while engaged by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your engagement by the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of your engagement by the Company (or any predecessor). You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required.

(i)    Return of Property. On the date of the termination of the Term for any reason (or at any time prior thereto at the Company’s request), you will return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(j)    Injunctive Relief. It is further expressly agreed that the Company will or would suffer irreparable injury if you were to violate the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this Section 6.

(k)    Representatives. Consultant shall be responsible for ensuring that each employee, agent and representative of Consultant (if applicable) adheres to the covenants in this Section 6 as if they were personally bound hereby.

(l)    Survival of Provisions. The obligations contained in this Section 6 will survive the termination or expiration of this Agreement and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

7.    Indemnification. Company will indemnify, defend and hold Consultant harmless against all liabilities, damages and expenses, including reasonable attorney fees, (collectively, “Liabilities”) resulting from any third party claim or lawsuit (collectively, “Claims”) arising from or relating to, directly or indirectly, Consultant’s performance of Consulting Services under this Agreement, except to the extent the claim or lawsuit is a result of (i) Consultant’s negligent, willful or intentional act(s); (ii) any breach of this Agreement by Consultant; or (iii) any violation by Consultant of applicable law, in which case Consultant shall be responsible.

8.    Representations and Warranties.

(a)    Authorization. You represent and warrant that your execution and delivery of this Agreement and your performing the Consulting Services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction, including without limitation any noncompete requirement to which you are subject. Further, you represent and warrant to the Company that you have received any necessary consent or authorization to enter into this Agreement from any institution with which you are affiliated and from which you require consent, express or implied, or authorization to enter into this Agreement.

(b)    Information. You certify that you will supply your correct Social Security Number or Tax Identification Number, as applicable, to the Company. You acknowledge that the Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement, including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

9.    Assignment. Notwithstanding anything else herein, this Agreement is personal to Consultant and neither the Agreement nor any rights hereunder may be assigned by Consultant. The Company may assign the Agreement to an affiliate or to any acquirer of all or substantially all of the assets of the Company. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

10.    Conflict Resolution. Each party hereto agrees that it shall make a good faith effort to resolve any disputes at the lowest managerial level in line with sound business practices. None of the provisions herein shall limit the right of the parties to seek preliminary injunctions without the institution of this conflict resolution procedure. Each party hereby agrees that:

(a)    it shall inform the other party in writing and in reasonable detail of the dispute and allow ten (10) business days after delivery of the dispute notice before referring the matter to the POC for Company and the signatory hereto for Consultant;

(b)    the POC for Company and the signatory hereto for Consultant shall have fifteen (15) business days to resolve the dispute and failing this, they shall refer the matter to their respective Chief Executive Officer who will attempt to resolve the Conflict in good faith and in writing; and

(c)    if no resolution to the conflict can be found fifteen (15) business days after it has been referred to the Chief Executive Officer (or equivalent) of each party, either party may initiate litigation.

11.    Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws. The parties agree to submit all disputes arising out of or related to this Agreement to the exclusive jurisdiction of the federal courts and state courts of the Commonwealth of Pennsylvania.

12.    Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, except the provisions of any confidentiality agreement you executed with the Company shall continue to be in full force and effect. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.

13.    Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

14.    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

15.    Notices. All notices, requests, demands and other communications required or permitted to be given by either party in this Agreement shall be in writing and shall be duly given when mailed by registered mail, postage prepaid, or sent by electronic mail with confirmation of receipt to the other party at the address set forth below, or at such other address as shall have been designated by such other party by written notice:

(i)	If to the Company:

Context Therapeutics Inc.

Attn: Martin Lehr, CEO

3675 Market Street, Suite 200

Philadelphia, PA 19106

Telephone:    [***]

Email:            [***]

(ii)	If to Consultant:

OncoStrategy, LLC

Attn: Tarek Sahmoud

4203 Greenspire Lane

New Hope, PA 18938

Telephone:    [***]

Email:            [***]

16.    Counterparts. This Agreement may be executed in several counterparts (including via .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

Context Therapeutics Inc.

By:	/s/ Alex Levit
Name:	Alex Levit
Title:	Chief Legal Officer

Accepted and Agreed:

OncoStrategy, LLC

By:	/s/ Tarek Sahmoud
Name:	Tarek Sahmoud
Title:	Principal & Founder

EXHIBIT A

Consulting Services

Services

A.	Provide expert medical research consulting services.

B.	Lead the development of clinical study protocols for Company-sponsored trials and support other clinical activities related to the respective IND.

C.	Support planning and start up activities for Company-sponsored trials.

D.	Such additional clinical support, as may be requested in writing by the Company.

Consulting Fee

$10,000 per calendar month in arrears, provided that Consultant provides on average approximately 20 hours of Services per month. Consultant shall provide, if requested, a summary of hours and work performed during the course of a month.